Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

   LABCORP® AND DUKE UNIVERSITY COLLABORATE TO OFFER NEW
GENOMIC TESTS

Burlington, NC, June 13, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), a national leader in esoteric testing, today announced an important new relationship that will help it expand its opportunities to offer new genomic tests by partnering with Duke University to create the “Duke-LabCorp Scholars in Genomic Medicine” program.

The new program, led by Geoffrey S. Ginsburg, M.D., Ph. D., of the Duke Institute for Genome Sciences & Policy, will support advanced research studies in specified clinical testing applications in genomic medicine which are currently being identified. The goal of the collaboration is to develop a commercial partnership that enables the translation of important genomic tests into clinical practice as rapidly as possible.

“Duke is a preeminent university, and their program in genomic medicine is one of the best in the country,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “This collaboration supports our ever-growing menu of esoteric and genomic tests and underscores our commitment to work in a variety of ways with academia to bring forth new and relevant clinical tests.”

About Duke Institute for Genome Sciences & Policy

The Institute for Genome Sciences & Policy (IGSP) is dedicated to the study of life through scientific inquiry involving interdisciplinary research in genome sciences and policy. The IGSP is a passionate supporter and facilitator of campus-wide research and scholarship that explore the impact of genome sciences on all aspects of life, human health and social policy.

Areas of Expertise: ethics, law and policy in genome sciences; genomic medicine; genome technology and its applications; computational genome sciences; and connecting genome sciences to society. For more information, visit their Web site at www.genome.duke.edu.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.